Exhibit 99.1

Byline Bancorp Set to Join Russell 3000 Index

CHICAGO--(BUSINESS WIRE)--September 6, 2017--Byline Bancorp, Inc. (NYSE: BY), the holding company of Byline Bank, today announced that it is set to join the broad-market Russell 3000® Index effective after the US market closes on September 15, according to a preliminary list of additions posted on September 1.

The Russell US indexes are comprised of the 4,000 largest US stocks, ranked by total market capitalization. Membership in the US all-cap Russell 3000® Index means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index, as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes by objective, market-capitalization rankings and style attributes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $8.4 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. is the holding company for Byline Bank, a full service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bank had $3.3 billion in assets at June 30, 2017, and operates more than 50 full service branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a broad range of commercial and retail banking products and services including small ticket equipment leasing solutions and is one of the top 10 Small Business Administration lenders in the United States. For more information, visit www.bylinebank.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, made through the use of words or phrases such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. Forward-looking statements reflect various assumptions and involve elements of subjective judgement and analysis, which may or may not prove to be correct, and which are subject to uncertainties and contingencies outside the control of Byline and its respective affiliates, directors, employees and other representatives, which could cause actual results to differ materially from those presented in this communication. No representations, warranties or guarantees are or will be made by Byline as to the reliability, accuracy or completeness of any forward-looking statements contained in this communication or that such forward-looking statements are or will remain based on reasonable assumptions. You should not place undue reliance on any forward-looking statements contained in this communication. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.

CONTACT:
Investors:
Financial Profiles, Inc.
Allyson Pooley/Tony Rossi
IRBY@bylinebank.com
or
Media:
Byline Bank
Erin O’Neill
Director of Marketing
773-475-2901
eoneill@bylinebank.com